Exhibit 99.1

Brookdale Announces Third Quarter 2025 Results and Increases Adjusted EBITDA Annual Guidance

Nashville, Tenn., November 6, 2025 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended September 30, 2025.

HIGHLIGHTS

•Third quarter consolidated weighted average occupancy of 81.8% increased 290 basis points year-over-year, and third quarter same community weighted average occupancy of 82.3% increased 260 basis points year-over-year.
•Same community operating income increased 6.0% over the prior year period.
•Net loss for the third quarter of 2025 was $114.7 million compared to $50.7 million for third quarter of 2024. Net loss in the third quarter of 2025 includes a $62.7 million non-cash impairment charge related to anticipated dispositions.
•Adjusted EBITDA(1) grew 20.4% over the prior year period to $111.1 million.
•Compared to the prior year period, third quarter net cash provided by operating activities improved $10.1 million to $76.5 million, and Adjusted Free Cash Flow(1) improved $7.9 million to $21.8 million.

“Brookdale’s solid third quarter results highlight the underlying strength of our company amidst the accelerating tailwind from increasing demand for senior living coupled with suppressed inventory growth,” said Nick Stengle, Brookdale’s Chief Executive Officer. “Our third quarter weighted average consolidated occupancy of 81.8% was our highest since the onset of the pandemic in the first quarter of 2020, and our occupancy exhibited positive momentum during the quarter and into October. I am excited to join the Brookdale team at this inflection point, and we remain laser focused on delivering shareholder value via profitable occupancy and Adjusted EBITDA growth.”

SUMMARY OF THIRD QUARTER FINANCIAL RESULTS

Consolidated summary of operating results and metrics:

			Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	3Q 2025	3Q 2024	Amount	Percent
Resident fees	$775.1	$743.7	$31.4	4.2%
Facility operating expense	567.0	548.3	18.7	3.4%
General and administrative expense	50.9	44.9	6.0	13.2%
Cash facility operating lease payments	56.7	64.4	(7.7)	(12.0)%
Net income (loss)	(114.7)	(50.7)	64.0	126.2%
Adjusted EBITDA	111.1	92.2	18.9	20.4%

RevPAR	$5,158	$4,869	$289	5.9%
Weighted average occupancy	81.8%	78.9%	290 bps	n/a
RevPOR	$6,307	$6,171	$136	2.2%

(1)    Adjusted EBITDA and Adjusted Free Cash Flow are financial measures that are not calculated in accordance with GAAP. See "Non-GAAP Financial Measures" for the Company's definition of such measures, reconciliations to the most comparable GAAP financial measures, and other important information regarding the use of the Company's non-GAAP financial measures.

Same community(2) summary of operating results and metrics:

			Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	3Q 2025	3Q 2024	Amount	Percent
Resident fees	$677.2	$642.8	$34.4	5.3%
Facility operating expense	$489.5	$465.7	$23.8	5.1%
RevPAR	$5,224	$4,959	$265	5.3%
Weighted average occupancy	82.3%	79.7%	260 bps	n/a
RevPOR	$6,348	$6,221	$127	2.0%

(2)    The same community senior housing portfolio includes operating results and data for 542 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition including through asset sales or lease terminations, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense.

Recent consolidated occupancy trend:

	2024
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Weighted average	78.0%	77.9%	77.9%	77.9%	78.1%	78.2%	78.6%	78.9%	79.2%	79.4%	79.5%	79.3%
Month end	79.3%	79.2%	79.1%	79.2%	79.5%	79.7%	79.9%	80.4%	80.5%	80.8%	80.4%	80.5%

	2025
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct
Weighted average	79.2%	79.3%	79.5%	79.8%	80.0%	80.5%	81.1%	81.8%	82.5%	82.6%
Month end	80.6%	80.8%	80.9%	81.0%	81.5%	82.2%	82.6%	83.2%	83.8%	83.7%

Recent same community occupancy trend:

	2024
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Weighted average	78.9%	78.8%	78.8%	78.8%	79.0%	79.0%	79.4%	79.7%	80.0%	80.1%	80.3%	80.0%
Month end	80.2%	80.1%	80.0%	80.1%	80.3%	80.5%	80.8%	81.2%	81.2%	81.6%	81.2%	81.2%

	2025
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct
Weighted average	80.0%	80.1%	80.3%	80.6%	80.7%	81.2%	81.9%	82.3%	82.7%	83.0%
Month end	81.4%	81.6%	81.7%	81.8%	82.2%	82.9%	83.3%	83.7%	84.0%	84.2%

OVERVIEW OF RESULTS: 3Q 2025 vs 3Q 2024

•Resident fees: The increase was primarily due to the 290 basis point increase in weighted average occupancy and the increase in RevPOR, primarily the result of the current year annual rate increase, partially offset by the disposition of communities since the beginning of the prior year period, which resulted in $7.3 million less in resident fees during the third quarter of 2025.

•Facility operating expense: The increase was primarily due to increases in wage rates, estimated group health insurance expense, and utilities expense, partially offset by the disposition of communities since the beginning of the prior year period, which resulted in $6.4 million less in facility operating expense during the third quarter of 2025.

•General and administrative expense: The increase was primarily due to a $5.1 million increase in transaction, legal, and organizational restructuring costs, which was primarily attributable to $3.6 million of organizational restructuring costs related to senior leadership changes and the Company's efforts to reduce general and administrative expense as it scaled its general and administrative costs in connection with community dispositions and $1.3 million of transaction costs for stockholder relations advisory matters in the current period.

•Cash facility operating lease payments: The decrease was primarily due to the acquisition of 36 communities previously subject to operating leases subsequent to the prior year period.

•Net income (loss): The increase in net loss was primarily attributable to a $61.8 million increase in non-cash impairment charges, primarily related to the planned disposition of certain underperforming communities resulting in a change in their previously intended holding periods, the increase in facility operating expense, a $5.1 million increase in transaction, legal, and organizational restructuring costs, and an increase in depreciation and amortization expense, partially offset by the increase in resident fees.

•Adjusted EBITDA: The increase was primarily due to the increase in resident fees and the decrease in cash facility operating lease payments, partially offset by the increase in facility operating expense.

LIQUIDITY

Consolidated summary of liquidity metrics:

($ in millions)	3Q 2025	3Q 2024	Increase / (Decrease)
Net cash provided by operating activities	$76.5	$66.5	$10.0
Non-development capital expenditures, net	38.4	41.7	(3.3)
Adjusted Free Cash Flow	21.8	13.9	7.9

•Net cash provided by operating activities: The increase was primarily due to the increase in resident fees and a decrease in cash facility operating lease payments, partially offset by an increase in facility operating expense compared to the prior year period.

•Non-development capital expenditures, net: The decrease in non-development capital expenditures, net of lessor reimbursements, was primarily due to a $2.0 million increase in lessor reimbursements and timing of projects.

•Adjusted Free Cash Flow: The increase was primarily due to the increase in net cash provided by operating activities, partially offset by a $3.4 million decrease in property insurance proceeds.

•Total liquidity: Total liquidity of $351.6 million as of September 30, 2025 included $253.4 million of unrestricted cash and cash equivalents and $98.1 million of availability on the Company's secured credit facility. Total liquidity as of September 30, 2025 increased $1.6 million from June 30, 2025, primarily attributable to the $21.8 million of Adjusted Free Cash Flow and $7.1 million of proceeds from the sale of communities, partially offset by repayments of mortgage debt during the period.

TRANSACTION UPDATE

Ventas Lease Transactions

In December 2024, the Company and certain of its subsidiaries, and Ventas, Inc. ("Ventas") and certain of its subsidiaries, amended the existing master lease arrangement pursuant to which the Company, at the time of the amendment, continued to lease 120 communities (10,180 units). Beginning January 1, 2026, the Company will continue to lease 65 communities (4,055 units) and the remaining 55 communities (6,127 units) that were not renewed are either being sold by Ventas or transitioned, with such transitions commencing on September 1, 2025. During the third quarter of 2025, the lease terminated on 13 of such communities (1,412 units).

Owned Community Dispositions

During the third quarter of 2025, the Company completed the sale of nine owned communities (215 units) and received cash proceeds of $7.1 million.

During the next twelve months, the Company expects to close on the disposition of six owned communities (773 units) classified as held for sale as of September 30, 2025. Additionally, the Company plans to market in 2025 and sell approximately 25 owned communities. The closings of the sales of the communities are subject to the satisfaction of various closing conditions, including (where applicable) the receipt of regulatory approvals. There can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

2025 OUTLOOK

Reflecting the Company's year-to-date progress and an improved outlook for the fourth quarter of 2025, the Company has favorably revised its annual Adjusted EBITDA guidance range.

•Full year 2025 guidance for Adjusted EBITDA has been improved to a range of $455 million to $460 million from the previous range of $445 million to $455 million.
•The Company reiterates its full year 2025 expectation for RevPAR year-over-year growth of 5.25% to 6.00%.
•Additionally, the Company reiterates its expectation to deliver positive Adjusted Free Cash Flow in the range of $30 million to $50 million for the full year 2025.

Full year 2025 guidance includes only announced acquisition and disposition activity. The Company's revised guidance range gives effect to updated expectations on the transition dates for the remaining Ventas non-renewal communities to be transitioned or sold. Reconciliation of the non-GAAP financial measures included in the foregoing guidance to the most comparable GAAP financial measures are not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company's net income (loss) and Adjusted Free Cash Flow from the Company's net cash provided by operating activities. Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at brookdaleinvestors.com supplemental information relating to the Company's third quarter results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to discuss the financial results for the third quarter on November 7, 2025 at 9:00 AM ET.

A live webcast of the conference call will be available to the public on a listen-only basis at brookdaleinvestors.com. Please allow extra time before the call to download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. With 623 communities across 41 states and the ability to serve approximately 57,000 residents as of September 30, 2025, Brookdale is committed to its mission of enriching the lives of seniors through compassionate care, clinical expertise, and exceptional service. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities, offering tailored solutions that help empower seniors to live with dignity, connection, and purpose. Leveraging deep expertise in healthcare, hospitality, and real estate, Brookdale creates opportunities for wellness, personal growth, and meaningful relationships in settings that feel like home. Guided by its four cornerstones of passion, courage, partnership, and trust, Brookdale is committed to delivering exceptional value and redefining senior living for a brighter, healthier future. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or YouTube at youtube.com/BrookdaleLiving.

DEFINITIONS OF REVPAR AND REVPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief, or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," "annualized," or other similar words or expressions, and include statements regarding the Company's expected financial and operational results. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; the effects of senior housing construction and development, lower industry occupancy, and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; any resurgence or variants of the COVID-19 pandemic; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; the risks associated with tariffs and the uncertain duration of trade conflicts; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of any non-compliance with any of the Company's debt or lease agreements (including the financial or other covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the inability to renew, restructure, or extend leases, or exercise purchase options at or prior to the end of any existing lease term; the effect of the Company's indebtedness and long-term leases on the Company's liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints; negative publicity with respect to any lawsuits, claims, or other legal or regulatory proceedings; costs to respond to, and adverse determinations resulting from, government inquiries, reviews, audits, and investigations; the cost and difficulty of complying with increasing and evolving regulation, including new disclosure obligations; changes in, or its failure to comply with, employment-related laws and regulations; the risks associated with current global economic conditions and general economic factors on the Company and the Company's business partners such as inflation, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, tax rates, tariffs, and geopolitical tensions or conflicts, the impact of seasonal contagious illness or other contagious disease in the markets in which the Company operates; actions of activist stockholders; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2025	2024	2025	2024
Resident fees	$775,140	$743,729	$2,328,208	$2,227,679
Management fees	2,698	2,676	7,941	7,910
Reimbursed costs incurred on behalf of managed communities	35,327	37,762	103,824	108,950
Total revenue	813,165	784,167	2,439,973	2,344,539

Facility operating expense (excluding facility depreciation and amortization of $90,248, $83,479, $264,637 and $245,089, respectively)	566,985	548,282	1,686,289	1,628,339
General and administrative expense (including non-cash stock-based compensation expense of $2,633, $3,403, $9,701, and $10,651 respectively)	50,866	44,929	153,713	137,325
Facility operating lease expense	51,993	51,937	157,520	154,397
Depreciation and amortization	94,792	90,064	278,621	264,219
Asset impairment	62,696	934	65,060	2,642
Loss (gain) on sale of communities, net	(139)	—	(182)	—
Loss (gain) on facility operating lease termination, net	4,480	—	4,480	—
Costs incurred on behalf of managed communities	35,327	37,762	103,824	108,950
Income (loss) from operations	(53,835)	10,259	(9,352)	48,667

Interest income	3,020	4,663	9,587	14,155
Interest expense:
Debt	(58,089)	(54,171)	(170,396)	(161,405)
Financing lease obligations	(1,764)	(5,062)	(9,114)	(15,233)
Amortization of deferred financing costs	(3,747)	(2,337)	(11,089)	(6,928)
Change in fair value of derivatives	26	(4,746)	(1,087)	(2,004)
Gain (loss) on debt modification and extinguishment, net	(326)	(2,267)	(35,661)	(2,267)
Non-operating gain (loss) on sale of assets, net	—	20	—	923
Other non-operating income (loss)	144	3,584	3,562	7,121
Income (loss) before income taxes	(114,571)	(50,057)	(223,550)	(116,971)
Benefit (provision) for income taxes	(167)	(677)	780	(1,086)
Net income (loss)	(114,738)	(50,734)	(222,770)	(118,057)
Net (income) loss attributable to noncontrolling interest	12	14	41	44
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(114,726)	$(50,720)	$(222,729)	$(118,013)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.48)	$(0.22)	$(0.95)	$(0.52)
Weighted average shares used in computing basic and diluted net income (loss) per share	237,487	228,124	234,326	226,939

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2025	December 31, 2024
Cash and cash equivalents	$253,448	$308,925
Marketable securities	—	19,879
Restricted cash	41,815	39,871
Accounts receivable, net	67,556	51,891
Assets held for sale	68,790	—
Prepaid expenses and other current assets, net	105,330	92,371
Total current assets	536,939	512,937
Property, plant and equipment and leasehold intangibles, net	4,323,569	4,594,401
Operating lease right-of-use assets	1,052,240	1,133,837
Other assets, net	99,960	94,387
Total assets	$6,012,708	$6,335,562

Current portion of long-term debt	$104,018	$40,779
Current portion of financing lease obligations	1,283	37,007
Current portion of operating lease obligations	81,110	111,104
Other current liabilities	451,361	390,873
Total current liabilities	637,772	579,763
Long-term debt, less current portion	4,159,357	4,022,008
Financing lease obligations, less current portion	24,579	266,895
Operating lease obligations, less current portion	1,127,091	1,174,204
Other liabilities	69,251	78,787
Total liabilities	6,018,050	6,121,657
Total Brookdale Senior Living Inc. stockholders' equity (deficit)	(6,731)	212,475
Noncontrolling interest	1,389	1,430
Total equity (deficit)	(5,342)	213,905
Total liabilities and equity (deficit)	$6,012,708	$6,335,562

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in thousands)	2025	2024
Cash Flows from Operating Activities
Net income (loss)	$(222,770)	$(118,057)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (gain) on debt modification and extinguishment, net	35,661	2,267
Depreciation and amortization, net	289,710	271,147
Asset impairment	65,060	2,642
Deferred income tax (benefit) provision	(2,221)	(48)
Operating lease expense adjustment	(13,384)	(39,061)
Change in fair value of derivatives	1,087	2,004
Loss (gain) on sale of assets, net	(182)	(923)
Loss (gain) on facility operating lease termination, net	4,480	—
Non-cash stock-based compensation expense	9,701	10,651
Property and casualty insurance income	(3,691)	(6,281)
Changes in operating assets and liabilities:
Accounts receivable, net	(15,664)	(4,610)
Prepaid expenses and other assets, net	(13,183)	(6,414)
Prepaid insurance premiums financed with notes payable	(7,610)	(7,930)
Trade accounts payable and accrued expenses	35,319	5,071
Refundable fees and deferred revenue	1,140	2,789
Operating lease assets and liabilities for lessor capital expenditure reimbursements	20,038	7,732
Net cash provided by operating activities	183,491	120,979
Cash Flows from Investing Activities
Purchase of marketable securities	—	(39,191)
Sale and maturities of marketable securities	20,000	40,000
Capital expenditures, net of related payables	(137,872)	(150,938)
Acquisition of assets	(311,028)	—
Proceeds from sale of assets, net	8,133	7,017
Property and casualty insurance proceeds	3,691	6,297
Change in lease acquisition deposits, net	5,000	(2,000)
Purchase of interest rate cap instruments	(3,563)	(9,282)
Proceeds from interest rate cap instruments	4,466	14,816
Other	(176)	(235)
Net cash provided by (used in) investing activities	(411,349)	(133,516)
Cash Flows from Financing Activities
Proceeds from debt	320,774	264,038
Repayment of debt and financing lease obligations	(127,371)	(259,390)
Payment of financing costs, net of related payables	(7,880)	(6,309)
Payments of employee taxes for withheld shares	(6,178)	(3,425)
Net cash provided by (used in) financing activities	179,345	(5,086)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(48,513)	(17,623)
Cash, cash equivalents, and restricted cash at beginning of period	379,840	349,668
Cash, cash equivalents, and restricted cash at end of period	$331,327	$332,045

Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by operating activities. The Company cautions investors that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. The Company urges investors to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, legal, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, operating lease expense adjustment, non-cash stock-based compensation expense, gain/loss on sale of communities, gain/loss on facility operating lease termination, and transaction, legal, and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees, and other third-party costs. Legal costs include charges associated with putative class action litigation. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry; and (iv) the Company uses the measure for components of executive compensation.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization, and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility operating lease termination, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction, legal, and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles Adjusted EBITDA from net income (loss).

	Three Months Ended
(in thousands)	September 30, 2025	September 30, 2024
Net income (loss)	$(114,738)	$(50,734)
Provision (benefit) for income taxes	167	677
Loss (gain) on debt modification and extinguishment, net	326	2,267
Non-operating loss (gain) on sale of assets, net	—	(20)
Other non-operating (income) loss	(144)	(3,584)
Interest expense	63,574	66,316
Interest income	(3,020)	(4,663)
Income (loss) from operations	(53,835)	10,259
Depreciation and amortization	94,792	90,064
Asset impairment	62,696	934
Loss (gain) on sale of communities, net	(139)	—
Loss (gain) on facility operating lease termination, net	4,480	—
Operating lease expense adjustment	(4,685)	(12,489)
Non-cash stock-based compensation expense	2,633	3,403
Transaction, legal, and organizational restructuring costs	5,129	66
Adjusted EBITDA	$111,071	$92,237

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property and casualty insurance proceeds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons.

The table below reconciles Adjusted Free Cash Flow from net cash provided by operating activities.

	Three Months Ended
(in thousands)	September 30, 2025	September 30, 2024
Net cash provided by operating activities	$76,525	$66,455
Net cash provided by (used in) investing activities	(34,195)	(58,113)
Net cash provided by (used in) financing activities	(34,565)	(38,801)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$7,765	$(30,459)

Net cash provided by operating activities	$76,525	$66,455
Changes in prepaid insurance premiums financed with notes payable	(7,484)	(7,772)
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(8,706)	(6,432)
Non-development capital expenditures, net	(38,441)	(41,718)
Property and casualty insurance proceeds	204	3,593
Payment of financing lease obligations	(304)	(273)
Adjusted Free Cash Flow	$21,794	$13,853

Contact:
Mike Grant
VP Investor Relations
(615) 564-8104
Mike.Grant@brookdale.com